Exhibit 10.1

UNITED STATES OF AMERICA

Before the

SECURITIES AND EXCHANGE COMMISSION

SECURITIES EXCHANGE ACT OF 1934

Release No. 64720 / June 22, 2011

INVESTMENT ADVISERS ACT OF 1940

Release No. 3218 / June 22, 2011

INVESTMENT COMPANY ACT OF 1940

Release No. 29704 / June 22, 2011

ACCOUNTING AND AUDITING ENFORCEMENT

Release No. 3296 / June 22, 2011

ADMINISTRATIVE PROCEEDING

File No. 3-13847

In the Matter of MORGAN ASSET MANAGEMENT, INC.; MORGAN KEEGAN & COMPANY, INC.; JAMES C. KELSOE, JR.; and JOSEPH THOMPSON WELLER, CPA, Respondents.	ORDER MAKING FINDINGS AND IMPOSING REMEDIAL SANCTIONS AND A CEASE-AND-DESIST ORDER PURSUANT TO SECTION 15(b) OF THE SECURITIES EXCHANGE ACT OF 1934, SECTIONS 203(e), 203(f) AND 203(k) OF THE INVESTMENT ADVISERS ACT OF 1940, AND SECTIONS 9(b) AND 9(f) OF THE INVESTMENT COMPANY ACT OF 1940, AND IMPOSING SUSPENSION PURSUANT TO SECTION 4C OF THE SECURITIES EXCHANGE ACT OF 1934 AND RULE 102(e)(1)(iii) OF THE COMMISSION’S RULES OF PRACTICE

I.

On April 10, 2010, the Commission instituted public administrative and cease -and-desist proceedings pursuant to Section 8A of the Securities Act of 1933 (“Securities Act”), Section 21C of the Securities Exchange Act of 1934 (“Exchange Act”), and Sections 9(b) and 9(f) of the Investment Company Act of 1940 (“Investment Company Act”) against Morgan Asset Management, Inc. (“Morgan Asset”); Morgan Keegan & Company, Inc. (“Morgan Keegan”);

James C. Kelsoe, Jr. (“Kelsoe”); and Joseph Thompson Weller, CPA (“Weller”); pursuant to Section 15(b)(4) of the Exchange Act against Morgan Keegan; pursuant to Section 15(b)(6) of the Exchange Act against Morgan Asset, Kelsoe and Weller; pursuant to Sections 203(e) and 203(k) of the Investment Advisers Act of 1940 (“Advisers Act”) against Morgan Asset and Morgan Keegan; pursuant to Sections 203(f) and 203(k) of the Advisers Act against Kelsoe and Weller; and pursuant to Section 4C of the Exchange Act and Rule 102(e)(1)(iii) of the Commission’s Rules of Practice against Weller. Respondents Morgan Asset, Morgan Keegan, Kelsoe and Weller (collectively “Respondents”) have submitted an Offer of Settlement which the Commission has determined to accept.

II.

Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission, or to which the Commission is a party, and without admitting or denying the findings herein, except as to the Commission’s jurisdiction over them and the subject matter of these proceedings, which are admitted, Respondents consent to the entry of this Order Making Findings and Imposing Remedial Sanctions and a Cease-and-Desist Order Pursuant to Sections 4C and 15(b) of the Securities Exchange Act of 1934, Sections 203(e), 203(f) and 203(k) of the Investment Advisers Act of 1940, and Sections 9(b) and 9(f) of the Investment Company Act of 1940, and Imposing Suspension Pursuant to Section 4C of the Securities Exchange Act of 1934 and Rule 102(e)(1)(iii) of the Commission’s Rules of Practice (“Order”), as set forth below.

III.

On the basis of this Order and Respondent’s Offer, the Commission finds1 that,

A.	RESPONDENTS

1. Morgan Asset, incorporated in Tennessee on April 10, 1986, has been an investment adviser registered with the Commission at all relevant times. Morgan Asset’s principal place of business is in Birmingham, Alabama. Morgan Asset is a wholly-owned subsidiary of MK Holding, Inc., which in turn is a wholly-owned subsidiary of Regions Financial Corporation.

2. Morgan Keegan, incorporated in Tennessee on June 27, 1969, has been registered with the Commission as a broker-dealer at all relevant times and as an investment adviser since July 27, 1992. During the relevant time period, Morgan Keegan served as the principal

[1]	The findings herein are made pursuant to Respondents’ Offer of Settlement and are not binding on any other person or entity in this or any other proceeding.

underwriter and sole distributor of shares of the open-end Funds described in paragraph 5, below. Morgan Keegan’s principal place of business is in Memphis, Tennessee.

3. Kelsoe, 49 years of age, is a resident of Memphis, Tennessee. During 2007, Kelsoe was the senior portfolio manager for Morgan Asset. Kelsoe is a Chartered Financial Analyst and previously held Series 7 and 65 licenses. Kelsoe was associated with Morgan Keegan at all relevant times, and was a registered representative of the firm from August 1994 through November 2008.

4. Weller, 46 years of age, is a resident of Memphis, Tennessee. Weller has been employed by Morgan Keegan since 1992. During the relevant period, he was Morgan Keegan’s Controller and the head of its Fund Accounting Department reported to him. He holds Series 7, 27, and 66 licenses and is a CPA who was previously licensed in the State of Tennessee. That license is currently lapsed. Since at least January 1, 1993, Weller has been associated with the investment adviser arm of Morgan Keegan. Additionally, from at least December 1997 through the present, Weller has been a registered representative associated with the broker-dealer arm of Morgan Keegan.

B.	OTHER RELEVANT ENTITIES

5. Helios Select Fund, Inc., formerly known as Morgan Keegan Select Fund, Inc. (“Select Fund”), incorporated in Maryland on October 27, 1998, has been an investment company registered with the Commission since its inception. In 2007, the Select Fund contained three open-end portfolios: the Select High Income portfolio, the Select Intermediate Bond portfolio, and the Select Short Term Bond portfolio.

6. Helios High Income Fund, Inc., formerly known as RMK High Income Fund, Inc., a closed-end fund incorporated in Maryland on April 16, 2003, has been an investment company registered with the Commission since its inception.

7. Helios Multi-Sector High Income Fund, Inc., formerly known as RMK Multi-Sector High Income Fund, Inc., a closed-end fund incorporated in Maryland on November 14, 2005, has been an investment company registered with the Commission since its inception.

8. Helios Strategic Income Fund, Inc., formerly known as RMK Strategic Income Fund, Inc., a closed-end fund incorporated in Maryland on January 16, 2004, has been an investment company registered with the Commission since its inception.

9. Helios Advantage Income Fund, Inc., formerly known as RMK Advantage Income Fund, Inc., a closed-end fund incorporated September 7, 2004, has been an investment company registered with the Commission since its inception.

C.	FACTS

Overview

10. Morgan Asset, through Kelsoe, as Portfolio Manager, managed the Helios Select Fund, Inc., the Helios High Income Fund, Inc., the Helios Multi-Sector High Income Fund, Inc., the Helios Strategic Income Fund, Inc., and the Helios Advantage Income Fund, Inc. (collectively, the “Funds”) from at least November 2004 through July 29, 2008.

11. Respondent Morgan Keegan, a registered broker-dealer and registered investment adviser, was the principal underwriter and distributor of shares of the open-ended Funds. Each of the Funds’ Boards of Directors was responsible for pricing the Funds’ securities in accordance with the Funds’ valuation policies and procedures (“valuation procedures”). Although the Funds’ prospectuses stated that Morgan Asset would price the securities, each Fund’s Board of Directors delegated the pricing responsibility to Morgan Keegan. Morgan Keegan priced each Fund’s securities and calculated the Fund’s daily net asset value2 (“NAV”) through its Fund Accounting Department (“Fund Accounting”). Weller was an officer and treasurer of the Funds. Weller, Morgan Keegan’s Controller, along with other Morgan Keegan personnel, staffed a “Valuation Committee” that oversaw Fund Accounting’s processes and evaluated the prices assigned to securities. Morgan Keegan and Weller failed to adequately fulfill Morgan Keegan’s responsibilities, as delegated to it by the Funds’ Boards of Directors, to price the Funds’ securities in accordance with their valuation policies and procedures regarding valuation. For example, at various times from January 2007 through July 2007, Fund Accounting accepted unsubstantiated “price adjustments,” submitted by Kelsoe, that inaccurately inflated the prices of certain securities, contrary to the Funds’ valuation procedures. Fund Accounting failed to document justifications for such pricing adjustments.

12. The Funds’ valuation policies and procedures required the comparison of fair values to prices provided by other sources. Pursuant to that requirement, Fund Accounting periodically obtained broker-dealer price confirmations for certain fair valued securities. Unbeknownst to Fund Accounting and the Funds’ independent auditor (“Independent Auditor”), the Portfolio Manager, Kelsoe, actively screened and influenced a broker-dealer to change the price confirmations that Fund Accounting and the Independent Auditor obtained from the broker-dealer. Kelsoe also failed to advise Fund Accounting or the Funds’ Boards of Directors when he received information indicating that the Funds’ prices for certain securities should be reduced.

[2]

The “net asset value” or “NAV” of an investment company is the company’s total assets minus its total liabilities. An investment company calculates the NAV of a single share (or the “per share NAV”) by dividing its NAV by the number of shares that are outstanding.

13. Each of the Funds held, in varying amounts, securities backed by subprime mortgages, and the market for such securities deteriorated in the first half of 2007. Morgan Keegan utilized practices which were not reasonably designed to determine that the Funds’ NAVs were accurate. Morgan Asset, through Kelsoe, engaged in actions that forestalled declines in the NAVs of the Funds that would have occurred as a result of the deteriorating market, absent his intervention.

14. Many of the securities that were held by the Funds and backed by subprime mortgages lacked readily available market quotations and, as a result, were required by the Investment Company Act to be priced by the Funds’ Boards of Directors, using “fair value” methods. Under Section 2(a)(41)(B) of the Investment Company Act, the Funds were required to use market values for portfolio securities with readily available market quotations and use fair value for all other portfolio assets, as determined in good faith by the board of directors. The fair value of securities for which market quotations are not readily available is the price the Funds would reasonably expect to receive on a current sale of the securities.3

15. The Funds adopted valuation procedures for pricing the Funds’ portfolio securities and assigned the task of following those procedures to Morgan Keegan. The Funds’ valuation procedures for fair-valued securities mandated that such securities should be valued in “good faith” by the Valuation Committee, considering a series of general and specific factors including, among others, “fundamental analytical data relating to the investment,” “an evaluation of the forces which influence the market in which the securities are purchased or sold” and “events affecting the security.” The procedures required the Valuation Committee to maintain a written report “documenting the manner in which the fair value of a security was determined and the accuracy of the valuation made based on the next reliable public price quotation for that security.” The procedures also required that values assigned to securities be periodically validated through, among other means, broker-dealer price confirmations. Fund Accounting also used broker-dealer price confirmations to set current values. The procedures specified that prices obtained from a broker-dealer could only be overridden when there was “a reasonable basis to believe that the price provided [did] not accurately reflect the fair value of the portfolio security.” Whenever a price was overridden, the procedures mandated the basis for overriding the price to be “documented and provided to the Valuation Committee for its review.”

16. In filings with the Commission, the Funds stated that the fair value of securities would be determined by Morgan Asset’s Valuation Committee using procedures adopted by the Funds’ board of directors. In fact, the responsibility was delegated to Morgan Keegan, which primarily staffed the Valuation Committee. Morgan Keegan and the Valuation Committee did not

[3]

See AICPA Audit and Accounting Guide - Investment Companies (Sect. 2.35-2.39), which incorporates Accounting Series Release No. 118 (“ASR 118”). The Commission has provided interpretative guidance related to financial reporting in the Accounting Series Releases, which is included in the Codification of Financial Reporting Policies. Thus, conformity with the ASR 118 is required by Commission rules and complies with Generally Accepted Accounting Principles (“GAAP”). See also Articles 1 -01(a) and 6.03 of Regulation S-X.

reasonably satisfy their responsibilities under the Funds’ procedures in several ways. Among other things: (i) the Valuation Committee left pricing decisions to lower level employees in Fund Accounting who did not have the training or qualifications to make fair value pricing determinations; (ii) Fund Accounting personnel relied on Kelsoe’s “price adjustments” to determine the prices assigned to portfolio assets, without obtaining a reasonable basis for or documentation supporting the price adjustments or applying the factors set forth in the procedures; (iii) Fund Accounting personnel gave Kelsoe discretion beyond the parameters of the valuation procedures in validating the prices of portfolio securities by allowing him to determine which dealer price confirmations to use and which to ignore, without obtaining documentation to support his adjustments; and (iv) the Valuation Committee and Fund Accounting did not ensure that the fair value prices assigned to many of the portfolio securities were periodically re-evaluated, allowing them to be carried at stale values for months at a time.

17. Morgan Asset adopted its own procedures to determine the actual fair value to assign to portfolio securities and to “validate” those values “periodically.” Among other things, those procedures provided that “[q]uarterly reports listing all securities held by the Funds that were fair valued during the quarter under review, along with explanatory notes for the fair values assigned to the securities, shall be presented to the Board for its review.” Morgan Asset failed to fully implement this provision of its pricing policy.

18. At various times between January 2007 and July 2007, Kelsoe had his assistant send “price adjustments” to Fund Accounting. The adjustments were communications by Kelsoe to Fund Accounting concerning the values of specific portfolio securities. In many instances, these adjustments were arbitrary and did not reflect fair value. The price adjustments were routinely entered upon receipt by the staff accountant into a spreadsheet used to calculate the NAVs of the Funds.

19. Fund Accounting did not generally request, and Kelsoe did not generally supply, supporting documentation for his price adjustments. Fund Accounting and the Funds did not record which securities had been assigned values by Kelsoe.

20. As part of the Funds’ valuation procedures, Fund Accounting sometimes requested third party broker-dealer price confirmations as a means to validate the values it had assigned to the Funds’ fair valued securities. The Funds’ Independent Auditor used similar requests for third party broker-dealer price confirmations as part of its annual year-end audits of the Funds. Fund Accounting or the Independent Auditor would periodically send such requests to broker-dealers asking them to provide price confirmations for various portfolio securities.

21. During the period from January through July 2007, when month-end dealer price confirmations were received by Fund Accounting, an employee of Fund Accounting performed a review to estimate whether they contained any securities prices that varied from current portfolio values by more than five percent. If so, then Kelsoe determined whether the current values should be maintained or a new value—which may or may not have been the price given by the broker-dealer—should be assigned to the security. Thus, Fund Accounting generally allowed Kelsoe to determine whether broker-dealer price confirmations were used or ignored. In some instances, when price confirmations were received that were substantially lower than current portfolio values, Fund Accounting personnel, acting at the direction of Kelsoe, lowered values of bonds over a period of days, in a series of pre-planned reductions to values at or closer to, but still above, the price confirmations. As a result, during the interim days, Fund Accounting did not price those bonds at their current fair value.

22. During the period from January through July 2007, Fund Accounting failed to record which bond values were not adjusted in response to dealer price confirmations at Kelsoe’s direction.

23. The head of Fund Accounting reported to Weller, and Weller was a member of the Valuation Committee. He knew, or was reckless in not knowing, of the deficiencies in the implementation of the valuation procedures set forth above, and failed to remedy them or otherwise make sure fair-valued securities were accurately priced and the Funds’ NAVs were accurately calculated. During the period from January through July 2007, Weller was aware that: (i) the Valuation Committee did not adequately supervise Fund Accounting’s application of the valuation factors; (ii) Kelsoe was supplying fair value price adjustments for specific securities to Fund Accounting but the members of the Valuation Committee did not generally know which securities Kelsoe supplied fair values for or what those fair values were, and did not generally receive supporting documentation for those values; and (iii) the only other pricing test regularly applied by the Valuation Committee was a “look back” test, which compared the sales price of any security sold by a Fund to the valuation of that security used in the NAV calculation for the five business days preceding the sale. The test only covered securities after they were sold; thus, at any given time, the Valuation Committee never knew how many securities’ prices could ultimately be validated by it. Weller nevertheless signed the Funds’ annual and semi-annual financial reports on Forms N-CSR, filed with the Commission, including certifications pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

24. During the period from January 2007 through July 2007, Morgan Keegan, acting through Weller and Fund Accounting, failed to employ reasonable procedures to price the Funds’ portfolio securities and, as a result of that failure, did not calculate current NAVs for the Funds. Despite these failures, Morgan Keegan published daily NAVs of the Funds which it could not know were accurate and, as distributor of the open-end portfolios, sold and redeemed shares to investors based on those NAVs.

25. On various dates from January 2007 through July 2007, Morgan Asset, through Kelsoe, screened and influenced the price confirmations obtained from at least one broker-dealer (“the Submitting Firm”). Among other things, the Submitting Firm was induced to provide interim price confirmations that were lower than the values at which the Funds were valuing certain bonds, but higher than the initial confirmations that the Submitting Firm had intended to provide. The interim price confirmations enabled the Funds to avoid marking down the value of securities to reflect current fair value. Kelsoe was aware that use of the interim price confirmations was inconsistent with the valuation procedures and did not reflect fair value, that the Submitting Firm would be providing lower price confirmations in response to future pricing validation requests, and that the Funds would be required to further mark down the value of the securities to reflect their already diminished value, but that information was not disclosed to Fund Accounting, the Funds’ Boards of Directors or the Independent Auditor. In some instances, even after causing the Submitting Firm to increase its price confirmations, Kelsoe subsequently provided price adjustments to Fund Accounting that were higher than even the Submitting Firm’s increased price confirmations. These adjustments were not consistent with the Funds’ procedures. In other instances, the Submitting Firm was induced to not provide price confirmations to Fund Accounting (or, depending on the period, to the Independent Auditor), where those price confirmations would have been significantly lower than the Funds’ current valuations of the relevant bonds. Fund Accounting and the Funds’ Boards were not advised that the Submitting Firm had proposed price confirmations which were lower than the current valuations recorded by the Funds, and that the Submitting Firm had refrained from submitting price confirmations to Fund Accounting or had submitted price confirmations at higher prices than it had originally planned.

26. In each of the Funds’ annual and semi-annual reports filed with the Commission on Forms N-CSR during the relevant period (including, among others, the Annual Report for the Morgan Keegan Select Fund, Inc. for the year-ended June 30, 2007 filed with the Commission on October 4, 2007), Kelsoe included a signed letter to investors reporting on the Funds’ performance “based on net asset value.” In fact, the performance reported was materially misstated. Untrue statements of material fact concerning the Funds’ performance were made in the Funds’ annual and semi-annual reports filed with the Commission on Forms N-CSR. Morgan Asset, through Kelsoe, also provided a quarterly valuation packet reflecting inflated prices for certain securities to the Funds’ Boards, failed to disclose to the Funds’ Boards information indicating that the Funds’ NAVs were inflated and that broker-dealer price confirmations were being screened and caused to be altered, and provided Fund Accounting with unsubstantiated price adjustments. In addition, the prospectuses incorrectly described Morgan Asset as responsible for fair valuation of the Funds’ portfolios.

D.	VIOLATIONS

27. Investment advisers owe their clients, including investment company clients, a fiduciary duty. Transamerica Mortgage Advisers, Inc. v. Lewis, 444 U.S.11, 17 (1979); SEC v. Capital Gains Research Bureau, Inc. 375 U.S. 180, 195-97 (1963). Misstatements or omissions of fact by an investment adviser, such as those made to the Funds’ boards, violate an adviser’s fiduciary duty and constitute fraud when they are material. Similarly, the failure to disclose to the Funds’ boards that Morgan Asset and Morgan Keegan were not complying with stated valuation procedures constitutes fraud. In addition, the knowing or reckless failure to value securities, for which market quotations are not readily available, consistent with fair value requirements under the Investment Company Act and that materially affects a fund’s NAV constitutes fraud. See, In re Piper Capital Management, Inc., Exch. Act. Rel.48409 (August 26, 2003). Section 206(1) of the Advisers Act makes it unlawful for an investment adviser to employ any device, scheme or artifice to defraud any client or prospective client. Section 206(2) makes it unlawful for an investment adviser to engage in any transaction, practice or course of business that operates as a fraud or deceit upon any client or prospective client. As a result of the conduct described above,

Respondent Morgan Asset willfully violated, and Kelsoe willfully aided and abetted and caused violations of, Sections 206(1) and 206(2) of the Advisers Act.

28. Section 206(4) of the Advisers Act prohibits fraudulent, deceptive or manipulative practices or courses of business by an investment adviser. Rule 206(4)-7 requires investment advisers to “[a]dopt and implement written policies and procedures reasonably designed to prevent violation” of the Advisers Act and the rules thereunder by their supervised persons. An adviser’s failure “to have adequate compliance policies and procedures in place will constitute a violation of our rules independent of any other securities law violation.” Compliance Programs of Investment Companies and Investment Advisers, Advisers Act Release No. 2204, 68 F.R. 74714, 74715 (Dec. 24, 2003) (“Compliance Programs Release”). As a result of the conduct described above, Respondent Morgan Asset willfully violated, and Respondent Kelsoe willfully aided and abetted and caused violations of, Section 206(4) of the Advisers Act and Rule 206(4)-7 thereunder.

29. Section 34(b) of the Investment Company Act prohibits untrue statements of material fact or omissions to state facts necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, in any registration statement, report or other document filed pursuant to the Investment Company Act or the keeping of which is required pursuant to Section 31(a) of the Investment Company Act. Any person who makes a material misrepresentation concerning a Fund’s performance in the Fund’s annual and semi-annual reports filed with the Commission, or in the records required to be maintained by the Fund, or submits inflated prices to be included in the Fund’s NAV calculations and the records forming the basis for the Fund’s financial statements, violates Section 34(b). As a result of the conduct described above, Respondents Morgan Asset and Kelsoe willfully violated, and Respondent Morgan Keegan willfully aided, abetted, and caused violations of, Section 34(b) of the Investment Company Act.

30. Rule 22c-1 under the Investment Company Act prohibits the sale or redemption of shares in a registered investment company “except at a price based on the current net asset value of such security which is next computed after receipt of a tender of such security for redemption or of an order to purchase or sell such security.” For an NAV to be deemed current, Section 2(a)(41) of the Investment Company Act and Rule 2a-4 thereunder require portfolio securities for which market quotations are not readily available to be valued at fair value. As a result of the conduct described above, Respondent Morgan Keegan willfully violated, 4 and Respondents Morgan Asset, Kelsoe and Weller willfully aided and abetted and caused violations of, Rule 22c -1 promulgated under the Investment Company Act.

31. Rule 38a-1 under the Investment Company Act requires that a registered investment company adopt and implement written policies and procedures reasonably designed to prevent violation of the federal securities laws by the fund and to provide for oversight of compliance by the fund’s investment adviser. Failure of a fund to have adequate compliance

[4]

A willful violation of the securities laws means merely “‘that the person charged with the duty knows what he is doing.’” Wonsover v. SEC, 205 F.3d 408, 414 (D.C. Cir. 2000) (quoting Hughes v. SEC, 174 F.2d 969, 977 (D.C. Cir. 1949)).

policies and procedures in place and/or to implement them will constitute a violation of Rule 38a-1 independent of any other securities law violations. Compliance Programs Release. Morgan Keegan and Morgan Asset knowingly and substantially assisted the Funds’ failure to implement fair valuation procedures, which resulted in prices that did not reflect current NAVs. Morgan Keegan, Morgan Asset, Kelsoe and Weller thereby willfully aided and abetted and caused the Funds’ violations of Rule 38a-1.

UNDERTAKINGS

32. Respondent Morgan Keegan undertakes as follows:

A. Morgan Keegan shall not, for a period of three years from the date of the Order, be involved in, or responsible for, recommending to, or determining on behalf of, a registered investment company’s board of directors or trustees or such company’s valuation committee, the value of any portfolio security for which market quotations are not readily available.

B. If, after three years but within six years from the date of the Order, Morgan Keegan becomes involved in, or responsible for, determining or recommending determinations to a registered investment company’s board of directors or trustees or valuation committee of the value of any portfolio security for which market quotations are not readily available and which are held by or on behalf of such registered investment company, Morgan Keegan shall promptly notify Commission counsel identified below or his successor and within 30 days of beginning such valuation activity, shall hire, at its expense, an Independent Consultant (“Consultant”) not unacceptable to the Commission’s staff, to review the valuations provided by Morgan Keegan to any registered investment company for the next two quarters following the beginning of such valuation activity, and make an Initial Report with recommendations thereafter on Morgan Keegan’s policies, procedures and practices with regard to such valuations. The Initial Report shall describe the review performed and the conclusions reached, and will include any recommendations deemed necessary to make the policies, procedures, and practices adequate and consistent with GAAP and the Investment Company Act. Morgan Keegan shall cooperate fully with the Consultant and shall provide the Consultant with access to its files, books, records, and personnel as reasonably requested for the review. Morgan Keegan shall cause the review to begin no later than 60 days after beginning such valuation activity.

C. At the end of that review, and in no event more than 200 days from after beginning such valuation activity, to require the Consultant to submit the report and recommendations to Morgan Keegan and to William P. Hicks of the Commission’s Atlanta Regional Office or his successor.

D. Within 30 days of receipt of the Initial Report, Morgan Keegan shall in writing respond to the Initial Report. In such response, Morgan Keegan shall advise the Consultant and the Commission’s staff of the recommendations from the Initial Report that it has determined to accept and the recommendations that it considers to be unduly burdensome. With respect to any recommendation that Morgan Keegan deems unduly burdensome, Morgan Keegan may propose an alternative policy, procedure or system designed to achieve the same objective or purpose.

E. Morgan Keegan shall attempt in good faith to reach agreement with the Consultant within 60 days of the date of the receipt of the Initial Report with respect to any recommendation that Morgan Keegan deems unduly burdensome. If the Consultant and Morgan Keegan are unable to agree on an alternative proposal, Morgan Keegan shall abide by the recommendation of the Consultant.

F. Within 90 days of the date of the receipt of the Initial Report, Morgan Keegan shall, in writing, advise the Consultant and the Commission’s staff of the recommendations and proposals that it is adopting.

G. No later than one year after the date of the Consultant’s Initial Report, Morgan Keegan shall cause the Consultant to conduct a follow-up review of Morgan Keegan’s efforts to implement the recommendations contained in the Initial Report, and Morgan Keegan shall cause the Consultant to submit a Final Report to the Commission’s staff. The Final Report shall set forth the details of Morgan Keegan’s efforts to implement the recommendations contained in the Initial Report, and shall state whether Morgan Keegan has fully complied with the recommendations in the Initial Report.

H. Morgan Keegan shall cause the Consultant to complete the aforementioned review and submit a written Final Report to Morgan Keegan and to the Commission’s staff within 400 days of the date of the Initial Report. The Final Report shall recite the efforts the Consultant undertook to review Morgan Keegan’s policies, procedures, and practices; set forth the Consultant’s conclusions and recommendations; and describe how Morgan Keegan is implementing those recommendations.

I. Morgan Keegan shall take all necessary and appropriate steps to adopt and implement all recommendations contained in the Consultant’s Final Report.

J. To ensure the independence of the Consultant, Morgan Keegan: (a) shall not have the authority to terminate the Consultant without the prior written approval of the Commission’s staff; (b) shall compensate the Consultant, and persons engaged to assist the Consultant, for services rendered pursuant to this Order at their reasonable and customary rates; (c) shall not be in and shall not have an attorney-client relationship with the Consultant and shall not seek to invoke the attorney-client or any other privilege or doctrine to prevent the Consultant from transmitting any information, reports, or documents to the Commission staff; and (d) during the period of engagement and for a period of two years after the engagement, shall not enter into any employment, customer, consultant, attorney-client, auditing, or other professional relationship with the Consultant.

K. Morgan Keegan shall cause the Consultant to enter into an agreement that provides that for the period of engagement and for a period of two years from completion of the engagement, the Consultant shall not enter into any employment, consultant, attorney-client, auditing or other professional relationship with Morgan Keegan, or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity. The agreement will also provide that the Consultant will require that any firm with which he/she is affiliated or of which he/she is a member, and any person engaged to assist the Consultant in performance of his/her duties under this Order shall not, without prior written consent of the Atlanta Regional Office Commission staff, enter into any employment, consultant, attorney-client, fiduciary, auditing or other professional relationship with Morgan Keegan, or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity as such for the period of the engagement and for a period of two years after the engagement. Notwithstanding the foregoing, the Consultant may serve as a Consultant for Morgan Asset, pursuant to paragraph 34 below.

L. Certification of Compliance by Respondent. Morgan Keegan shall certify, in writing, compliance with the undertaking(s) set forth above. The certification shall identify the undertaking(s), provide written evidence of compliance in the form of a narrative, and be supported by exhibits sufficient to demonstrate compliance. The Commission staff may make reasonable requests for further evidence of compliance, and Respondent agrees to provide such evidence. The certification and supporting material shall be submitted to William P. Hicks, Associate Regional Director in the Commission’s Atlanta Regional Office, or any other member of the Commission’s staff identified to receive the report by the staff, with a copy to the Office of Chief Counsel of the Enforcement Division, no later than sixty (60) days from the date of the completion of the undertakings.

33. Morgan Keegan further undertakes as follows:

Ongoing Cooperation by Morgan Keegan. Morgan Keegan undertakes to cooperate fully with the Commission in any and all investigations, litigations or other proceedings relating to or arising from the matters described in this Order or involving, directly or indirectly, trading in or valuation of, the securities of the funds described in this Order. In connection with such cooperation, Morgan Keegan has undertaken:

To produce, without service of a notice or subpoena, any and all documents and other information reasonably requested by the Commission’s staff, or by the Distribution Agent to be appointed pursuant to the Order, with a custodian declaration as to their authenticity, if requested;

To use its best efforts to cause its employees and former employees to be interviewed by the Commission’s staff, at the option of the staff with representatives of other government agencies present, at such times and places as the staff reasonably may direct. Live interviews on 72 hours notice at the Commission’s Atlanta office or its headquarters office, or at any U.S or state government office in Memphis Tennessee, and telephone interviews on 48 hours notice, at the option of the staff, shall be deemed to be reasonable.

To use its best efforts to cause its employees to appear and testify truthfully and completely without service of a notice or subpoena in such investigations, depositions, hearings or trials as may be requested by the Commission’s staff; and

In connection with any interviews of Morgan Keegan employees to be conducted pursuant to this undertaking, requests for such interviews may be provided by the Commission’s staff to Morgan Keegan’s General Counsel, or such other counsel that may be substituted by Morgan Keegan.

34. Respondent Morgan Asset undertakes as follows:

A. Morgan Asset shall not, for a period of three years from the date of the Order, be involved in, or responsible for, recommending to, or determining on behalf of, a registered investment company’s board of directors or trustees or such company’s valuation committee, the value of any portfolio security for which market quotations are not readily available.

B. If, after three years but within six years from the date of the Order, Morgan Asset becomes involved in, or responsible for, determining or recommending determinations to a registered investment company’s board of directors or trustees or valuation committee of the value of any portfolio security for which market quotations are not readily available and which are held by or on behalf of such registered investment company, Morgan Asset shall promptly notify Commission counsel identified below or his successor and within 30 days of beginning such valuation activity, shall hire, at its expense, an Independent Consultant (“Consultant”) not unacceptable to the Commission’s staff, to review the valuations provided by Morgan Asset to any registered investment company for the next two quarters following the beginning of such valuation activity, and make an Initial Report with recommendations thereafter on Morgan Asset’s policies, procedures and practices with regard to such valuations. The Initial Report shall describe the review performed and the conclusions reached, and will include any recommendations deemed necessary to make the policies, procedures, and practices adequate and consistent with GAAP and the Investment Company Act. Morgan Asset shall cooperate fully with the Consultant and shall provide the Consultant with access to its files, books, records, and personnel as reasonably requested for the review. Morgan Asset shall cause the review to begin no later than 60 days after beginning such valuation activity.

C. At the end of that review, and in no event more that 200 days from after beginning such valuation activity, to require the Consultant to submit the report and recommendations to Morgan Asset and to William P. Hicks of the Commission’s Atlanta Regional Office or his successor.

D. Within 30 days of receipt of the Initial Report, Morgan Asset shall in writing respond to the Initial Report. In such response, Morgan Asset shall advise the Consultant and the Commission’s staff of the recommendations from the Initial Report that it has determined to accept and the recommendations that it considers to be unduly burdensome. With respect to any recommendation that Morgan Asset deems unduly burdensome, Morgan Asset may propose an alternative policy, procedure or system designed to achieve the same objective or purpose.

E. Morgan Asset shall attempt in good faith to reach agreement with the Consultant within 60 days of the date of the receipt of the Initial Report with respect to any recommendation that Morgan Asset deems unduly burdensome. If the Consultant and Morgan Asset are unable to agree on an alternative proposal, Morgan Asset shall abide by the recommendation of the Consultant.

F. Within 90 days of the date of the receipt of the Initial Report, Morgan Asset shall, in writing, advise the Consultant and the Commission’s staff of the recommendations and proposals that it is adopting.

G. No later than one year after the date of the Consultant’s Initial Report, Morgan Asset shall cause the Consultant to conduct a follow-up review of Morgan Asset’s efforts to implement the recommendations contained in the Initial Report, and Morgan Asset shall cause the Consultant to submit a Final Report to the Commission’s staff. The Final Report shall set forth the details of Morgan Asset’s efforts to implement the recommendations contained in the Initial Report, and shall state whether Morgan Asset has fully complied with the recommendations in the Initial Report.

H. Morgan Asset shall cause the Consultant to complete the aforementioned review and submit a written Final Report to Morgan Asset and to the Commission’s staff within 400 days of the date of the Initial Report. The Final Report shall recite the efforts the Consultant undertook to review Morgan Asset’s policies, procedures, and practices; set forth the Consultant’s conclusions and recommendations; and describe how Morgan Asset is implementing those recommendations.

I. Morgan Asset shall take all necessary and appropriate steps to adopt and implement all recommendations contained in the Consultant’s Final Report.

J. To ensure the independence of the Consultant, Morgan Asset: (a) shall not have the authority to terminate the Consultant without the prior written approval of the Commission’s staff; (b) shall compensate the Consultant, and persons engaged to assist the Consultant, for services rendered pursuant to this Order at their reasonable and customary rates; (c) shall not be in and shall not have an attorney-client relationship with the Consultant and shall not seek to invoke the attorney-client or any other privilege or doctrine to prevent the Consultant from transmitting any information, reports, or documents to the Commission staff; and (d) during the period of engagement and for a period of two years after the engagement, shall not enter into any employment, customer, consultant, attorney-client, auditing, or other professional relationship with the Consultant.

K. Morgan Asset shall cause the Consultant to enter into an agreement that provides that for the period of engagement and for a period of two years from completion of the engagement, the Consultant shall not enter into any employment, consultant, attorney-client, auditing or other professional relationship with Morgan Asset, or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity. The agreement will also provide that the Consultant will require that any firm with which he/she is affiliated or of which he/she is a member, and any person engaged to assist the Consultant in performance of his/her duties under this Order shall not, without prior written consent of the Atlanta Regional Office

Commission staff, enter into any employment, consultant, attorney-client, fiduciary, auditing or other professional relationship with Morgan Asset, or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity as such for the period of the engagement and for a period of two years after the engagement. Notwithstanding the foregoing, the Consultant may serve as a Consultant for Morgan Keegan, pursuant to paragraph 32 above.

L. Certification of Compliance by Respondent. Morgan Asset shall certify, in writing, compliance with the undertaking(s) set forth above. The certification shall identify the undertaking(s), provide written evidence of compliance in the form of a narrative, and be supported by exhibits sufficient to demonstrate compliance. The Commission staff may make reasonable requests for further evidence of compliance, and Respondent agrees to provide such evidence. The certification and supporting material shall be submitted to William P. Hicks, Associate Regional Director in the Commission’s Atlanta Regional Office, or any other member of the Commission’s staff identified to receive the report by the staff, with a copy to the Office of Chief Counsel of the Enforcement Division, no later than sixty (60) days from the date of the completion of the undertakings.

35. Morgan Asset further undertakes as follows:

Ongoing Cooperation by Morgan Asset. Morgan Asset undertakes to cooperate fully with the Commission in any and all investigations, litigations or other proceedings relating to or arising from the matters described in this Order or involving, directly or indirectly, trading in or valuation of, the securities of the funds described in this Order. In connection with such cooperation, Morgan Asset has undertaken:

To produce, without service of a notice or subpoena, any and all documents and other information reasonably requested by the Commission’s staff or by the Distribution Agent to be appointed pursuant to the Order, with a custodian declaration as to their authenticity, if requested;

To use its best efforts to cause its employees and former employees to be interviewed by the Commission’s staff, at the option of the staff with representatives of other government agencies present, at such times and places as the staff reasonably may direct. Live interviews on 72 hours notice at the Commission’s Atlanta office or its headquarters office, or at any U.S or state government office in Memphis Tennessee, and telephone interviews on 48 hours notice, at the option of the staff, shall be deemed to be reasonable.

To use its best efforts to cause its employees to appear and testify truthfully and completely without service of a notice or subpoena in such investigations, depositions, hearings or trials as may be requested by the Commission’s staff; and

In connection with any interviews of Morgan Asset employees to be conducted pursuant to this undertaking, requests for such interviews may be provided by the Commission’s staff to Morgan Asset’s General Counsel, or such other counsel that may be substituted by Morgan Asset.

36. Morgan Keegan and Morgan Asset undertake to, pursuant to and in compliance with this Order and with orders being entered in Joint Administrative Proceedings (File Nos. SC-2010-0016 (Alabama), 2010-AH-021 (Kentucky) and 08011 (South Carolina), and the separate Tennessee matter File No. 12.06-107077J (collectively “the State Proceedings”), and the sanctions described in Financial Industry Regulatory Authority Letter of Acceptance, Waiver and Consent No. 2007011164502, jointly and severally pay the total sum of $200 million, including the disgorgement, interest and penalties to be ordered in this matter.

37. Kelsoe undertakes to, pursuant to and in compliance with this Order and with orders being entered in the State Proceedings, to pay$500,000 in penalties, including the penalties to be ordered in this matter pursuant to paragraph IV. L.

In determining whether to accept the Offer, the Commission has considered the undertakings in paragraphs 33, 35, 36 and 37, above.

IV.

In view of the foregoing, the Commission deems it appropriate and in the public interest to impose the sanctions agreed to in Respondents’ Offer.

Accordingly, pursuant to Sections 4C and 15(b) of the Exchange Act, Sections 203(e), 203(f) and 203(k) of the Advisers Act, Sections 9(b) and 9(f) of the Investment Company Act, and Rule 102(e)(1)(iii) of the Commission’s Rules of Practice, it is hereby ORDERED that:

A. Respondents Morgan Keegan and Morgan Asset are censured.

B. Respondent Morgan Keegan shall cease and desist from committing or causing any violations and any future violations of, Section 34(b) of the Investment Company Act and Rules 22c-1 and 38a-1 promulgated under the Investment Company Act.

C. Respondent Morgan Asset shall cease and desist from committing or causing any violations and any future violations of Sections 206(1), 206(2) and 206(4) of the Advisers Act and Rule 206(4)-7 thereunder, and Section 34(b) of the Investment Company Act and Rules 22c-1 and 38a-1 promulgated under the Investment Company Act.

D. Respondent Kelsoe shall cease and desist from committing or causing any violations and any future violations of Sections 206(1), 206(2) and 206(4) of the Advisers Act and Rule 206(4)-7 thereunder, and Section 34(b) of the Investment Company Act and Rules 22c-1 and 38a-1 promulgated under the Investment Company Act.

E. Respondent Weller shall cease and desist from committing or causing any violations and any future violations of Rules 22c-1 and 38a-1 promulgated under the Investment Company Act.

F. Respondent Kelsoe be, and hereby is barred from association with any broker, dealer, investment adviser, municipal securities dealer, municipal advisor, transfer agent, or nationally recognized statistical rating organization, and is prohibited from serving or acting as an employee, officer, director, member of an advisory board, investment adviser or depositor of, or principal underwriter for, a registered investment company or affiliated person of such investment adviser, depositor, or principal underwriter.

Any reapplication for association by the Respondent will be subject to the applicable laws and regulations governing the reentry process, and reentry may be conditioned upon a number of factors, including, but not limited to, the satisfaction of any or all of the following: (a) any disgorgement ordered against the Respondent, whether or not the Commission has fully or partially waived payment of such disgorgement; (b) any arbitration award related to the conduct that served as the basis for the Commission order; (c) any self-regulatory organization arbitration award to a customer, whether or not related to the conduct that served as the basis for the Commission order; and (d) any restitution order by a self -regulatory organization, whether or not related to the conduct that served as the basis for the Commission order.

G. Respondent Kelsoe be, and hereby is, barred from participating in any offering of a penny stock, including: acting as a promoter, finder, consultant, agent or other person who engages in activities with a broker, dealer or issuer for purposes of the issuance or trading in any penny stock, or inducing or attempting to induce the purchase or sale of any penny stock.

H. Respondent Weller be, and hereby is suspended from association in a supervisory capacity with any broker, dealer, investment adviser, municipal securities dealer, municipal advisor, transfer agent, or nationally recognized statistical rating organization, for a period of 12 months, effective on the second Monday following the entry of this Order, and is prohibited from serving or acting as an employee, officer, director, member of an advisory board, investment adviser or depositor of, or principal underwriter for, a registered investment company or affiliated person of such investment adviser, depositor, or principal underwriter, for a period of 12 months, effective on the second Monday following the entry of this Order.

I. Respondent Weller be, and hereby is, suspended from participating in any offering of a penny stock, including: acting as a promoter, finder, consultant, agent or other person who engages in activities with a broker, dealer or issuer for purposes of the issuance or trading in any penny stock, or inducing or attempting to induce the purchase or sale of any penny stock for a period of 12 months, effective on the second Monday following the entry of this Order.

J. Respondent Weller is denied the privilege of appearing or practicing before the Commission as an accountant.

After two years from the date of this Order, Respondent Weller may request that the Commission consider his reinstatement by submitting an application (attention: Office of the Chief Accountant) to resume appearing or practicing before the Commission as:

1. a preparer or reviewer, or a person responsible for the preparation or review, of any public company’s financial statements that are filed with the Commission. Such an application must satisfy the Commission that Respondent Weller’s work in his practice before the Commission will be reviewed either by the independent audit committee of the public company for which he works or in some other acceptable manner, as long as he practices before the Commission in this capacity; and/or

2. an independent accountant. Such an application must satisfy the Commission that:

(a) Respondent Weller, or the public accounting firm with which he is associated, is registered with the Public Company Accounting Oversight Board (“Board”) in accordance with the Sarbanes-Oxley Act of 2002, and such registration continues to be effective;

(b) Respondent Weller, or the registered public accounting firm with which he is associated, has been inspected by the Board and that inspection did not identify any criticisms of or potential defects in the Respondent’s or the firm’s quality control system that would indicate that the Respondent will not receive appropriate supervision;

(c) Respondent Weller has resolved all disciplinary issues with the Board, and has complied with all terms and conditions of any sanctions imposed by the Board (other than reinstatement by the Commission); and

(d) Respondent Weller acknowledges his responsibility, as long as Respondent appears or practices before the Commission as an independent accountant, to comply with all requirements of the Commission and the Board, including, but not limited to, all requirements relating to registration, inspections, concurring partner reviews and quality control standards.

The Commission will consider an application by Respondent Weller to resume appearing or practicing before the Commission provided that his state CPA license is current and he has resolved all other disciplinary issues with the applicable state boards of accountancy. However, if state licensure is dependent on reinstatement by the Commission, the Commission will consider an application on its other merits. The Commission’s review may include consideration of, in addition to the matters referenced above, any other matters relating to Respondent’s character, integrity, professional conduct, or qualifications to appear or practice before the Commission.

K. Respondents Morgan Keegan and Morgan Asset shall jointly and severally pay disgorgement of $20,500,000 and prejudgment interest of $4,500,000 to the Securities and Exchange Commission, and a civil penalty of $75,000,000 to the Securities and Exchange Commission, within ten (10) business days of the entry of this Order.

L. Respondent Kelsoe shall pay a civil penalty of $250,000 to the Securities and Exchange Commission, within ten (10) days of this Order.

M. Respondent Weller shall pay a civil penalty of $50,000 to the Securities and Exchange Commission, within ten (10) days of this Order.

N. All payments pursuant to paragraphs IV. K, L and M, above, shall be made by certified check, bank cashier’s check, or United States postal money order payable to the Securities and Exchange Commission. The payment shall be delivered or mailed to the Office of Financial Management, Accounts Receivable, Securities and Exchange Commission, 100 F Street, NE, Stop 6042, Washington DC 20549, and shall be accompanied by a letter identifying Respondent as a respondent in this action; setting forth the title and civil action number of this action and the name of this Court; and specifying that payment is made pursuant to this Order, a copy of which cover letter and money order or check shall be sent to William P. Hicks, Associate Regional Administrator, Securities and Exchange Commission, 3475 Lenox Rd., N.E., Suite 500, Atlanta, GA 30326-1232. If timely payment is not made, additional interest shall accrue pursuant to 31 U.S.C. § 3717 and/or SEC Rule of Practice 600.

Pursuant to Section 308(a) of the Sarbanes-Oxley Act of 2002, as amended, a Fair Fund is created for the disgorgement, interest, and penalties described in Paragraphs IV. K, L and M and any funds paid in connection with related actions pursuant to Paragraph III. 36, above. Regardless of whether any such distribution is made from such Fair Fund, amounts ordered to be paid as civil money penalties pursuant to this Order shall be treated as penalties paid to the government for all purposes, including all tax purposes. To preserve the deterrent effect of the civil penalty, Respondents agree that in any Related Investor Action, they shall not argue that they are entitled to, nor shall they benefit by, offset or reduction of any award of compensatory damages by the amount of any part of Respondent’s payment of a civil penalty in this action (“Penalty Offset”). If the court in any Related Investor Action grants such a Penalty Offset, Respondents agree that any Respondent receiving such offset shall, within 30 days after entry of a final order granting the Penalty Offset, notify the Commission’s counsel in this action and pay the amount of the Penalty Offset to the United States Treasury or to a Fair Fund, as the Commission directs. Such a payment shall not be deemed an additional civil penalty and shall not be deemed to change the amount of the civil penalty imposed in this proceeding. For purposes of this paragraph, a “Related Investor Action” means a private damages action brought against any of the Respondents by or on behalf of one or more investors based on substantially the same facts as alleged in the Order instituted by the Commission in this proceeding.

O. The disgorgement, interest, civil penalties, and any other funds which may be paid to the Fair Fund through or as the result of related actions, shall be aggregated in the Fair Fund, which shall be maintained in an interest-bearing account, and shall be distributed pursuant to a distribution plan (the “Plan”) to be administered in accordance with the Commission Rules of Practice governing Fair Funds and disgorgement plans. A Fund Administrator (the “Administrator”) shall be appointed by the Commission. The Administrator shall identify the investors in the Funds who suffered losses as a result of the violations determined herein, evaluate investor claims and propose and effectuate a plan to distribute the Fair Fund resulting from this order. The Fair Fund shall be used to compensate injured customers for their loss. Under no circumstances shall any part of the Fair Fund be returned to Morgan Keegan, Morgan Asset,

Kelsoe or Weller. Respondent Morgan Keegan shall pay all reasonable costs and expenses of such distribution within thirty (30) days after receipt of an invoice for such services.

P. Morgan Keegan shall comply with the undertakings specified in Paragraph 32 above.

Q. Morgan Asset shall comply with the undertakings specified in Paragraph 34 above.

By the Commission.

Elizabeth M. Murphy
Secretary